Exhibit 99.1

www.nts.com

NEWS RELEASE FOR July xx, 2011, at 6:00 A.M. EDT

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (Investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (Media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Acquires Ingenium Testing

NTS Gains Advanced Testing Facility, Solid Customer Base, Presence in Important Chicago Region

Calabasas, CA (July 21, 2011)…National Technical Systems Inc. (NASDAQ: NTSC) (“NTS”), a leading provider of testing and engineering services, announced today that it has completed a key step in its strategic growth plan with the acquisition of substantially all of the business and assets of Ingenium Testing, a leading product compliance and engineering services provider based in Rockford, IL.  NTS acquired the business and assets of Ingenium and two affiliated companies for $12.5 million in cash, plus potential earn-out consideration in the event certain performance targets are met.

NTS anticipates the acquisition will contribute at least an additional $3 million in EBITDA (earnings before interest, taxes, depreciation and amortization) in the first full fiscal year following the acquisition. Ingenium’s customer base, capabilities and service offerings are concentrated in the aerospace, heavy industry and automotive markets, all of which are among NTS’ core competencies.

The staff and operations of the acquired business will continue to be located in what was Ingenium’s state-of-the-art, 84,000 square foot facility in Rockford, and NTS will operate that business as part of NTS Technical Systems.  As part of the integration of the operations, NTS will take steps to expand those facilities by adding resources, equipment and new services at the Rockford location, according to William C. McGinnis, President and Chief Executive Officer of NTS.

“The acquisition of Ingenium is a significant step in our strategic plan to grow NTS into a larger, more diverse and more comprehensive provider of testing and engineering services,” McGinnis said.  “We believe the best path toward meaningful increases in shareholder value is by executing on our plans to grow both organically and through opportunistic acquisitions. Over the last six years, executing this strategy has allowed us to double revenue and EBITDA. We are very excited about this transaction and will continue to seek additional opportunities like this that will bring both short and long term value to our shareholders.”

To support its acquisition strategy, and in anticipation of the Ingenium and other potential acquisitions, NTS completed a $14 million private placement of debt and equity with Greenwich, CT-based Mill Road Capital on June 28 of this year.

Ingenium founder and Managing Partner Clifford T. Smith said, “Our entire management team and staff are very pleased and excited to join NTS and be a part of the Company that is recognized as the premier engineering and testing services company for the markets we serve.  NTS has the resources and expertise to expand the customer base and technical capabilities of Ingenium to meet a growing customer and regional demand for the types of services we offer.”

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

The acquired Ingenium assets include 12 fully-automated test chambers including a U.S. Federal Communications Commission-listed chamber; a reverberation chamber; multiple U.S. Department of Defense military-standard chambers; a lightning strike test area; and multiple, advanced resources for electromagnetic interference (EMI) and electromagnetic compatibility (EMC) testing situated in one of the most modern EMC/EMI testing facilities in North America.   The acquisition gives NTS a major presence in the very important Chicago region, which reaches into Wisconsin, Indiana, Michigan and the rest of Illinois, and is the second largest market in the U.S. for NTS’s testing and engineering services.

McGladrey Capital Markets LLC served as the financial advisor to Ingenium Testing in the transaction.

About National Technical Systems
National Technical Systems, Inc. is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit the Company’s website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially and there can be no assurance that the Ingenium acquisition will achieve the anticipated EBITDA contribution in the first full fiscal year following the acquisition.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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